Florida Public Utilities Company

West Palm Beach Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333- 63532) and on Form S-8 (No. 333-63942) of Florida Public Utilities Company of our report dated February 13,2004, relating to the consolidated financial statements and financial schedule, which appear in this Form 10-K.

BDO Seidman, LLP

West Palm Beach , Florida

March 29,2004